As Filed with the Securities and Exchange Commission on December 17, 1996.
                                                      REGISTRATION NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             --------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           REPUBLIC INDUSTRIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  450 East Las Olas Blvd., Suite 1200
         Delaware                   Fort Lauderdale, Florida 33301                  73-1105145
     (State or other                        (954) 713-5200                       (I.R.S. Employer
      jurisdiction of              (Address, including zip code, and              Identification
     incorporation or              telephone number, including area                    No.)
       organization)                code of registrant's principal
                                          executive offices)

                 --------------------------------------------

                              RICHARD L. HANDLEY
                            Senior Vice President
                          Republic Industries, Inc.
                     450 East Las Olas Blvd., Suite 1200
                        Ft. Lauderdale, Florida  33301
                                (954) 713-5200
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copy To:

                           JONATHAN L. AWNER, ESQ.
                      Akerman, Senterfitt & Eidson, P.A.
                              One SE Third Ave.
                            Miami, Florida 33180
                               (305) 374-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

-------------------------------------------------------------------------------------------------
  Title of each                           Proposed Maximum    Proposed Maximum        Amount of
class of securities       Amount to be     offering price    aggregate offering     registration
 to be registered          registered       per unit(1)           price(1)               fee
--------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share..........  43,336,850         $32.00           $1,386,779,200.00     $420,236.12


---------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq Stock Market was $32.00 on December 13, 1996.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       Registration Statement File No. 333-_____

PROSPECTUS

                               43,336,850 SHARES

                         REPUBLIC INDUSTRIES, INC. LOGO
                                  COMMON STOCK

     This Prospectus relates to an aggregate of 43,336,850 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain private placement transactions and acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is traded on The Nasdaq Stock Market -- National Market ("Nasdaq") under the symbol "RWIN." On December 9, 1996, the last reported sales price for the Common Stock as reported by Nasdaq was $33 per share.

     Prospective investors should carefully consider the matters set forth under the caption "Risk Factors" beginning on page 4 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                              CONTRARY IS A CRIMINAL OFFENSE.

                               December __ , 1996

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
Available Information..........................................................................     2
The Company....................................................................................     3
Risk Factors...................................................................................     4
Use of Proceeds................................................................................    10
Selling Stockholders...........................................................................    10
Plan of Distribution...........................................................................    18
Description of Capital Stock...................................................................    18
Legal Matters..................................................................................    19
Experts........................................................................................    19
Incorporation of Certain Documents by Reference................................................    19

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                                  THE COMPANY

GENERAL

     The Company is a holding company with major business segments in vehicle rental, vehicle retailing, integrated solid waste services, and electronic security services. In November 1996, the Company completed the acquisition of Alamo Rent-A-Car, Inc. and certain affiliated companies ("Alamo"), which operates a fleet of approximately 158,000 vehicles, owns and operates 205 car rental locations in the United States and Canada and 61 car rental locations in Europe, and licenses another 111 locations to third party operators in Europe. In August 1996, the Company completed the acquisition of CarChoice, Inc. ("CarChoice"), which owns and operates two used vehicle megastores in Dallas, Texas and Detroit, Michigan. The Company owns or operates 15 solid waste landfills and provides waste collection services to over 1,300,000 residential, commercial and industrial customers, and provides related environmental services. The Company provides electronic security monitoring services to over 207,000 businesses and residences, predominately in Florida, Colorado, Illinois and Maryland. The Company's strategy is to grow aggressively as a diversified company through internal growth and by acquiring and integrating additional automotive businesses, solid waste services businesses, and electronic security services businesses, as well as by acquiring and expanding businesses in other industries.

     The Company has three significant pending acquisitions of other companies:
AutoNation Incorporated ("AutoNation"), a privately-owned company that is developing a chain of vehicle retailing megastores, Addington Resources, Inc. ("Addington"), a company primarily engaged in the solid waste services industry and Continental Waste Industries, Inc. ("Continental"), a company primarily engaged in the solid waste services industry (collectively, the "Pending Republic Acquisitions"). In connection with the Pending Republic Acquisitions, an aggregate of approximately 44.9 million shares of Common Stock will be issued (which number includes shares of Common Stock issuable upon future exercises of warrants and options to be assumed by the Company in the Pending Republic Acquisitions). The AutoNation transaction is subject to the approval of the Company's stockholders and is expected to close in January 1997, the Addington transaction is subject to approval of Addington stockholders and is expected to close in December 1996, and the Continental transaction is subject to approval of Continental stockholders and is expected to close in December 1996. Each of the Pending Republic Acquisitions is subject to other customary closing conditions, including receipt of regulatory approvals.

     In November 1995, the Company changed its name to Republic Industries, Inc. from Republic Waste Industries, Inc. The Common Stock is traded on Nasdaq under the trading symbol "RWIN." The Company's principal executive offices are located at 450 East Las Olas Boulevard, Suite 1200, Ft. Lauderdale, Florida 33301, and its telephone number is (954) 713-5200.

RECENT DEVELOPMENTS

     Acquisition of Alamo. In November 1996, the Company acquired in merger transactions, all of the outstanding capital stock of Alamo in exchange for an aggregate of 22,123,893 shares of Common Stock. Such transaction has been accounted for as a pooling of interests business combination.

     Private Placement Transaction. In November 1996, the Company issued and sold 12,079,915 shares of Common Stock in a private placement transaction for $29.50 per share resulting in net proceeds to the Company of approximately $353,000,000 after deducting fees and commissions.

     Pending Acquisition of AutoNation. In May 1996, the Company entered into a merger agreement (the "AutoNation Agreement") with RI/ANI Merger Corp., a Florida corporation and wholly-owned subsidiary of the Company, AutoNation, H. Wayne Huizenga, Steven R. Berrard and JM Family Enterprises, Inc., a Delaware corporation ("JMFE"), which provides for the acquisition of AutoNation by the Company in a merger transaction (the "AutoNation Merger"). AutoNation, which is in part privately-owned by certain affiliates of the Company, is developing a chain of vehicle retailing megastores. The AutoNation Agreement provides that the Company will issue 17,467,248 shares of Common Stock in exchange for all of the outstanding shares of common stock of AutoNation. In addition, the Company will reserve an additional 480,372 shares of Common Stock issuable in the future upon the exercise of outstanding stock options of AutoNation. Concurrent with the execution of the AutoNation Agreement, the Company and AutoNation also entered into a loan agreement pursuant to which the Company is providing AutoNation a line of credit until the closing of the AutoNation Merger. As of September 30, 1996, the Company had advanced approximately $113 million to AutoNation under such line of credit. The AutoNation Merger will be accounted for using the purchase method of accounting and is intended to be tax-free to AutoNation shareholders. Consummation of the AutoNation Merger, which is expected to close in January 1997, is subject to approval by the Company's stockholders and other customary closing conditions, including receipt of regulatory approval.

     Pending Acquisition of Addington. In June 1996, the Company entered into a definitive merger agreement (the "Addington Merger Agreement") with Addington. Addington is a solid waste services company. The Addington Merger Agreement provides that each share of common stock of Addington will be exchanged in a merger transaction (the

"Addington Merger"), on a tax-free basis, for nine-tenth's (0.9) of a share of Common Stock. In connection with the Addington Merger, it is contemplated that an aggregate of approximately 14,014,651 shares of Common Stock will be issued (which number includes shares of Common Stock issuable in the future upon the exercise of outstanding stock options of Addington). Consummation of the Addington Merger, which will be accounted for as a pooling of interests business combination, is subject to approval by Addington's stockholders and other customary closing conditions, including receipt of regulatory approval. Certain stockholders of Addington, representing approximately 45% of Addington's outstanding common stock, have granted irrevocable proxies to the Company to vote or to execute written consents with respect to their shares in favor of the transaction, which is expected to close in December 1996.

     Pending Acquisition of Continental. In June 1996, the Company entered into a definitive merger agreement (the "Continental Merger Agreement") with Continental. Continental is a solid waste services company. The Continental Merger Agreement provides that each share of common stock of Continental will be exchanged in a merger transaction (the "Continental Merger"), on a tax-free basis, for eight-tenth's (0.8) of a share of Common Stock. In connection with the Continental Merger, it is contemplated that an aggregate of approximately 12,949,151 shares of Common Stock will be issued (which number includes shares of Common Stock issuable in the future upon the exercise of outstanding options and warrants of Continental). Consummation of the Continental Merger, which will be accounted for as a pooling of interests business combination, is subject to approval by Continental's stockholders and other customary closing conditions, including receipt of regulatory approval. Certain stockholders of Continental, representing approximately 25% of Continental's outstanding common stock, have granted irrevocable proxies to the Company to vote or to execute written consents with respect to their shares in favor of the transaction, which is expected to close in December 1996.

     It is expected that all of the Company's directors and executive officers as of the date hereof will remain in their positions following the consummation of the Pending Republic Acquisitions. In addition, Lawrence S. Rich, a director of AutoNation, is expected to be appointed to the Board of Directors of the Company following consummation of the AutoNation acquisition.

     No assurance can be given that the AutoNation Merger, the Continental Merger or the Addington Merger will be consummated. The consummation of each of the AutoNation, Continental and Addington mergers is not contingent upon the approval or consummation of any such other mergers.

     Termination of Agreement to Acquire ADT Limited. In September 1996, the Company announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among the Company, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by the Company, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company a warrant (the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share (which approximated fair market value), subject to certain antidilution adjustments. The ADT Warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the ADT Warrant, ADT has granted to the Company certain registration rights with respect to the common shares of ADT issuable to the Company upon exercise of the warrant.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements and information under the captions "The Company," and "Risk Factors," and elsewhere in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference"), constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; and other factors referenced in this Prospectus. See "Risk Factors."

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

     Uncertainties in Integrating Operations and Achieving Cost Savings. The Company, Addington, Continental and AutoNation are large enterprises, with operations in different markets. The success of any business combination, including each of the Pending Republic Acquisitions, is in part dependent on the ability following the transaction to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The consolidation of operations, the integration of departments, systems and procedures and the relocation of staff present significant management challenges. The challenges posed may be particularly significant because integrating the Pending Republic Acquisitions must be addressed contemporaneously. There can be no assurance that future consolidated results will improve as a result of the Pending Republic Acquisitions, or as to the timing or extent to which cost savings and efficiencies will be achieved.

     Consummation of Pending Republic Acquisitions; Dilution. While management of the Company remains committed to consummating each of the Pending Republic Acquisitions, there can be no assurance that the consents and approvals required for each of such acquisitions will be obtained, that the other conditions necessary for the consummation of such acquisitions will be satisfied or that such acquisitions will otherwise be consummated. The issuance of additional shares of Common Stock upon closing of the Pending Republic Acquisitions, upon exercise of warrants or options, or upon completion of other acquisitions or business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock. Assuming the consummation of each of the Pending Republic Acquisitions, the current stockholders of each of the following companies will own approximately the following percentages of the outstanding shares of Common Stock based on the number of shares of Common Stock outstanding as of November 30, 1996: Republic 83.8%; AutoNation 6.5%; Continental 4.7%; and Addington 5.1%.

     Control of the Company.  As of October 31, 1996, H. Wayne Huizenga, Michael
G. DeGroote, Harris W. Hudson, and John J. Melk, each a Director and/or executive officer of the Company, beneficially owned an aggregate of approximately 83,248,062 shares of Common Stock (including shares beneficially owned by certain of their spouses, with respect to which they each respectively disclaim beneficial ownership, and including warrants and options exercisable within 60 days of October 31, 1996 for an aggregate of 29,730,622 shares of Common Stock), or an aggregate of approximately 37.5% of the issued and outstanding shares of Common Stock (assuming the exercise of all warrants and options exercisable within 60 days of October 31, 1996 owned by such persons). Messrs. Huizenga, DeGroote, Hudson and Melk acting together are, and, after the Pending Republic Acquisitions are consummated, will be, able to exert considerable influence over the election of the Company's directors and the outcome of corporate actions requiring stockholder approval.

     Dependence on Key Personnel. The Company's future success depends to a significant extent on its management team. The loss of the services of any of the members of its management team, in general, all of whom have entered into employment and/or non-compete agreements with the Company, or Mr. Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on the Company's business, financial condition and future prospects. Furthermore, the Company does not hold keyman insurance on any member of its management team.

     Possible Depressing Effect of Future Sales of the Company's Common
Stock. Future sales of the Shares, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Company's Common Stock. Since August 1995 and as of September 30, 1996, the Company has registered for sale, from time to time on a continuous basis under several shelf registration statements, by certain selling stockholders, an aggregate of 182,599,986 shares of the Company's Common Stock. In addition, the Company intends to continue to issue the Company's Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Company's Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Company's Common Stock.

     Limited Operations in Vehicle Retailing Business. The Company has a limited history of operations in vehicle retailing and related businesses. Prior to its acquisition of CarChoice in August 1996, the Company had no history of operations in the used vehicle retailing industry. The Company currently anticipates that it will, through acquisitions, including the acquisition of AutoNation, rapidly expand its operations in new and used vehicle retailing and related businesses. Operations of CarChoice and AutoNation did not generate revenue until 1996. Neither CarChoice nor AutoNation has operated profitably since inception. AutoNation has started up and is developing a chain of vehicle retailing megastores and opened its first AutoNation USA(TM) megastore in October 1996. The success of the Company's aggressive development plans in the vehicle retailing business is dependent on a number of factors including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, construction schedules, supply of new and used vehicles, consumer acceptance of the megastore concept in vehicle retailing, vehicle manufacturers' approval and control over new vehicle dealer franchises, and the building of brand recognition. There can be no assurance that the Company will be successful in the vehicle retailing industry or in any related automotive industries which it enters.

     Valuation of AutoNation. There are a number of methods of determining the valuation of any company, which methods often involve consideration of intangible factors which are not readily capable of being quantified with precision. Accordingly, determination of a precise valuation of AutoNation is difficult, due in part to such factors as its limited history of operations in vehicle retailing and related businesses. Consequently, a Special Committee of the Board of Directors of the Company (the "Special Committee") engaged an investment banking firm to evaluate the fairness of the consideration proposed to be paid by the Company to the shareholders of AutoNation in connection with the AutoNation transaction. The Special Committee and its investment banking firm relied on forecasts and projections regarding AutoNation's future operating performance, as well as numerous other factors, including AutoNation's audited financial statements, and the investment banking firm issued its opinion that the consideration to be issued by the Company in the AutoNation transaction is fair to the Company from a financial point of view. Neither the Company nor its investment banking firm, nor, to the Company's knowledge, any other party, has conducted independent appraisals or valuations of the assets or liabilities of AutoNation.

     Need for Substantial Additional Capital. The Company's strategy is to aggressively grow as a diversified company by acquiring and integrating additional companies in its existing lines of business, and companies in other lines of business, as well as through internal growth of such businesses. As of November 30, 1996, the Company had approximately $1.9 billion of long term debt outstanding ($1.6 billion of which was secured by revenue earning rental vehicles) and had approximately $93 million in cash available for general corporate purposes. The Company believes that additional capital may be necessary to continue its rapid expansion, to service its existing debt, and to fully capitalize on acquisition and expansion opportunities that may become available to the Company. There can be no assurance that additional financing will be available on a timely basis, if at all, or that it will be available on terms acceptable to the Company. In the event that adequate financing is not available or is not available in the amounts or on terms acceptable to the Company, the implementation of the Company's acquisition and expansion strategy could be impeded and the Company's ability to react to changes in the industries in which it does business could be limited, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Impediments to Completing Future Acquisitions. The Company's future growth strategy depends on its ability to identify and acquire appropriate companies in its existing lines of business, and companies operating in other lines of business, to integrate the acquired operations effectively and to increase its market share in such businesses. A number of the Company's competitors are better known companies, with significantly greater financial resources. There can be no assurance that the Company will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale, or that any such acquisitions will prove to be profitable. Acquisition of companies requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase such capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, the Company may be forced to alter its future growth strategy. As the Company continues to pursue its acquisition strategy in the future, its stock price, financial condition and results of operations may fluctuate significantly from period to period.

     Risks Associated with Acquisitions. There may be liabilities which the Company fails or is unable to discover in the course of performing due diligence investigations on each company or business it seeks to acquire, including liabilities arising from non-compliance with certain federal, state or local environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each former owner, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

     Cost of Vehicle Rental Fleet. Vehicle depreciation is one of the single largest cost components of the Company's Alamo Rent-A-Car vehicle rental business, and it is materially affected by vehicle manufacturers' supply programs. Since the late 1980s, vehicle manufacturers have sold vehicles to the car rental industry under repurchase programs, pursuant to which the manufacturers agree to repurchase program vehicles during allowable repurchase periods at determinable prices, subject to certain terms and conditions ("Repurchase Programs"). Repurchase prices under Repurchase Programs are based on either (i) a predetermined percentage of original vehicle cost and the month in which the vehicle is returned or (ii) the original capitalization cost less a set monthly depreciation amount. Repurchase Programs limit the risk of market value decline at the time of vehicle disposition and enable car rental companies to accurately project their vehicle depreciation expense. The Company currently has Repurchase Programs with General Motors Corporation ("General Motors"), Chrysler Corporation, Ford Motor Company, Mazda Motor of America, Inc., Nissan Motor Corporation in U.S.A., Subaru of America, Inc. and Toyota Motor Sales U.S.A., Inc. (including its Lexus division). During model year 1996, the Company's vehicle rental operations purchased approximately 90% of its U. S. vehicle fleet and a majority of its European vehicle fleet under Repurchase Programs. If vehicle manufacturers reduce the number or mix of vehicles available to car rental companies through Repurchase Programs or increase vehicle costs under Repurchase Programs, there can be no assurance that the Company will be able to control its rental fleet costs or selection, or to pass on any increases in vehicle cost to rental customers, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     The Company also purchases vehicles for its rental fleet that are not subject to Repurchase Programs and therefore the Company is responsible for the disposition of such vehicles. During model year 1996, the Company's vehicle rental operations purchased approximately 10% of its North American rental fleet and less than half of its European rental fleet outside Repurchase Programs. The proceeds from the sales of such vehicles will depend upon the prices obtained by the Company in the used car market at the time of disposition and, accordingly, will be subject to the market conditions at the time of sale, which conditions may change from time to time. Changes in the prices obtainable in the used car market could adversely affect the price realized upon any sale. In the future, the number of vehicles purchased outside Repurchase Programs may increase or decrease based on a number of factors, including a determination by the Company of the acceptable level of residual risk related to the disposition of vehicles in the used car market.

     Dependence on Vehicle Manufacturer's Credit. The Company's Alamo Rent-A-Car vehicle rental business depends upon third-party financing to purchase its revenue earning vehicles for its vehicle rental fleet. Continued availability of such financing upon favorable terms is critical to the Company's vehicle rental operations. Since a substantial portion of such indebtedness is incurred in connection with major vehicle manufacturers' Repurchase Programs, a significant change in the financial conditions of the vehicle manufacturers, particularly General Motors, impairing their ability to repurchase vehicles could significantly affect the Company's ability to obtain such financing on favorable terms. In addition, under the terms of certain of the Company's vehicle purchase credit facilities, if the senior indebtedness of a repurchase party (such as General Motors) fails to maintain an investment grade rating, or upon the bankruptcy of a repurchase party or the occurrence of any other material adverse effect on the repurchase party's ability to perform, or upon a material default under a Repurchase Program, or upon the occurrence of certain other events, the Company may be prohibited from borrowing additional amounts under such facilities for the purchase of vehicles from such repurchase party, the Company may be required to repay a portion of the indebtedness outstanding under such facilities based on the vehicles to be repurchased by such repurchase party, and the Company may be required to remove the vehicles of such repurchase party from the applicable collateral pool for such facilities. Therefore, any change in financial condition of a vehicle manufacturer with which the Company maintains a Repurchase Program could have a material adverse effect on the Company's business, financial condition and future prospects.

     Interest Rates and Restrictive Covenants. A substantial portion of the Company's outstanding indebtedness is at floating interest rates. The Company uses interest rate swaps to manage the risk of interest rate fluctuations. However, a substantial increase in interest rates could adversely affect the Company's ability to service its debt obligations. In addition, most of the Company's debt instruments contain covenants establishing certain financial and operating restrictions as well as cross-default and cross-acceleration provisions. A failure to comply with any covenant or any obligation contained in any credit agreement could result in an event of default which could accelerate debt under certain other credit agreements

     European Vehicle Rental Operations. The Company's European vehicle rental operations are subject to certain risks, including adverse developments in the foreign political and economic environment, varying governmental regulations, foreign currency fluctuations, potential difficulties in staffing and managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and future prospects.

     Regulation of Collision Damage Waivers. A traditional rental related product offered by the car rental industry has been the sale of collision damage waivers, under which car rental companies agree to waive their right to recovery from a renter for damage to the rental vehicle. Approximately 6.3%, 7.6% and 6.8% of the total U.S. revenue of the Company's Alamo Rent-A-Car vehicle rental business in 1995, 1994 and 1993, respectively, was generated from the sale of collision damage waivers. The United States House of Representatives has from time to time contemplated, but never adopted, legislation that would regulate the conditions under which collision damage waivers may be sold by car rental companies. In addition, approximately 40 states have considered legislation affecting the collision damage waiver product. To date, 18 of those states have enacted legislation requiring disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that a collision damage waiver may not be necessary. In addition, in the late 1980s, New York and Illinois enacted legislation which eliminated car rental companies' right to offer collision damage waivers for sale and limited potential customer liability to $100 and $200, respectively. Moreover, California, Nevada and Indiana have capped the rates that may be charged for collision damage waivers to $9.00, $10.00 and $5.00 per day, respectively. In addition, Texas requires the rates charged for this protection to be reasonable in relation to costs. Adoption of national or additional state legislation limiting the sale, or capping the rates, of collision damage waivers could further restrict sales of this product, and additional limitations on potential customer liability could increase the Company's costs in its vehicle rental business.

     Dependence on Principal Rental Fleet Supplier. Since the early 1980s, General Motors has been the principal supplier of rental fleet vehicles to the Company's Alamo Rent-A-Car vehicle rental business. The number of vehicles purchased from General Motors varies from year to year. In model years 1996, 1995 and 1994, the Company's vehicle rental operations purchased approximately 61%, 68% and 78%, respectively, of its North American vehicle fleet from General Motors. Under the terms of the Company's Repurchase Program with General Motors, the Company's vehicle rental operations must purchase at least 51% of its domestic vehicles from General Motors during model years 1996 through 2000 in order to receive certain discounts and other incentives. Given the volume of vehicles purchased from General Motors, shifting significant portions of the fleet purchases to other manufacturers would require significant lead time. As a result, if General Motors were unable to supply the Company's vehicle rental operations with the planned number and type of vehicles, it could have a material adverse effect on the Company's business, financial condition and future prospects.

     Environmental Regulation. The operation of the Company's businesses are subject to certain federal, state and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for landfills, certain waste collection vehicles, fuel storage tanks, and other facilities owned or operated by the Company and these permits are subject to revocation, modification and renewal. It may be necessary to expend considerable time, effort and money to bring the Company's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. Applicable requirements are enforceable by injunctions and fines or penalties, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration ("OSHA") of the United States Department of Labor. In addition, certain of the Company's waste disposal operations that traverse state boundaries could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.

     The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the regulations promulgated thereunder establish a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. In October 1991, the EPA imposed minimum federal comprehensive solid waste management criteria and guidelines, on, among other things, location restrictions, facility design and operating criteria, closure and post-closure requirements, groundwater monitoring requirements and corrective action standards, many of which had not previously been in effect or enforced. Compliance with Subtitle D regulations has resulted in significant increases in costs. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), imposes liability for damages and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on, among others, the current and former owners and operators of such sites. Liability under CERCLA can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of hazardous substances, including very small quantities of such substances. More than 20% of the sites on the EPA's National Priorities List which require remediation under CERCLA are solid waste landfills which ostensibly never received any hazardous wastes. Thus, even if the Company's landfills or other properties which the Company or companies it acquires may have owned or operated have never received hazardous wastes, it is possible that one or more hazardous substances may have come to be located there. The Company could be liable under CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at the Company's facilities before the Company acquired or operated them. CERCLA liability may also attach to the Company with regard to facilities owned or operated by third parties where the Company or companies it acquires arranged for disposal or treatment of hazardous substances at, or transportation of hazardous substances to, such a facility, or where the Company or companies it acquires was the waste transporter who selected such facility for treatment or disposal of hazardous substances. The costs of a CERCLA cleanup can be significant. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on the Company's business, financial condition and future prospects.

     The Company currently carries site-specific pollution liability insurance (for a majority of its facilities), contractors' pollution liability insurance and professional liability insurance. However, these insurance policies are limited in scope and coverage. As a result, there can be no assurance that the level or breadth of such insurance coverages will be sufficient to fully cover potential claims. In addition, such insurance is becoming increasingly expensive and difficult to obtain. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against liabilities. The obligation to pay any environmental damages claim in excess of the Company's insurance coverage could have a material adverse effect on the business, financial condition and future prospects of the Company.

     "False" Alarm Ordinances. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. Recently, a trend has emerged on the part of local governmental authorities to address such concern by adopting various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms; (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms; (iii) imposing fines on alarm subscribers for "false" alarms; (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms; and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations. In addition, as a result of high incidence of "false" alarms, the police may, in general, become less responsive to alarm activations. The continuation of such trend, or perception by the public of such trend, may make home security systems less attractive to consumers, which could, in turn, have an adverse effect on the Company's electronic security services business and operations.

     Risks of Pending and Future Legal Proceedings. In addition to the costs of complying with environmental regulations, waste management companies generally will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of the Company's permits and licenses. In addition, such governmental agencies as well as surrounding landowners, may claim that the Company is liable for environmental damages. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and future prospects. The Company is currently a party to various legal proceedings, particularly in its vehicle rental business, as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company. Although the Company believes that losses resulting from the ultimate resolution of such proceedings will not have a material adverse effect on the Company's business, financial condition or future prospects, unfavorable resolution of any matter individually or in the aggregate could have a material adverse effect on the Company's business, financial condition and future prospects.

     Seasonality and Dependence on Travel Industry and Fuel Supply. The Company's collection and landfill operations could be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. The Company's vehicle retail operations could be adversely affected by protracted periods of inclement weather. In addition, the Company's vehicle rental operations could be adversely affected by a decrease in air travel, protracted periods of inclement weather or any other event that disrupts travel patterns for an extended period of time, particularly in the peak summer travel months which have historically been the strongest revenue and net income producing months of the Company's vehicle rental operations. The Company's vehicle rental operations could also be adversely affected by limitations in fuel supplies, imposition of mandatory fuel allocation or rationing regulations or significant increases in fuel prices. There can be no assurance that protracted periods of inclement weather, decrease in air travel or any other occurrence that disrupts travel patterns, disruption of fuel supplies or increases in fuel prices will not have a material adverse effect on the Company's business, financial condition and future prospects.

     Competitive Environment. All of the Company's businesses operate in highly competitive environments. In addition, the solid waste industry, the electronic security services industry and the vehicle retailing industry, are each changing as a result of rapid consolidation. The future success of the Company will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on some or all of the Company's businesses.

     The solid waste industry in North America is led by several large national waste management companies and numerous regional and local companies, all of which contribute to the high level of competition. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability to municipalities of tax revenues and tax-exempt financing. Furthermore, alternatives to landfill disposal (such as recycling, incinerating and composting) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. Implementation and adoption of such plans or requirements could have a material adverse effect on the Company's business, financial condition and future prospects. There can be no assurance that the Company will be able to compete effectively in the solid waste industry.

     The security alarm industry is highly competitive and highly fragmented. The electronic security services business of the Company competes with several large national companies as well as numerous smaller regional and local companies. Furthermore, new competitors are continuing to enter the industry. Certain of the Company's competitors have greater financial and other resources than the Company. Given this competitive business environment, there can be no assurance that the operations of the Company will be able to compete effectively in this industry. The existing subscriber base of the Company's electronic security services business is geographically concentrated in certain metropolitan areas primarily located in Florida, Colorado, Illinois and Maryland. Accordingly, the performance of this business segment may be adversely affected by regional or local economic conditions or regulations. The Company may from time to time make acquisitions in regions outside of its current operating areas. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number and density of subscriber accounts in such area to support the additional investment required when expanding to a new geographic area. There can be no assurance that an expansion into new geographic areas would generate operating profits.

     The car rental industry is highly competitive. In any given location, the Company's Alamo Rent-A-Car vehicle rental business may encounter competition, particularly in the leisure segment, from national, regional and local car rental companies, some of which may have access to greater financial resources than the Company and several of which are owned by or affiliated with the major automobile manufacturers, including General Motors. At times, the major car rental companies have been adversely affected by industry-wide price pressures, and the Company's vehicle rental business has, on such occasions, priced its product in response to such pressures. Moreover, at times when the car rental industry has experienced vehicle oversupply, there has been intensified competitive pressure. This oversupply has limited the industry's ability to raise rental rates. There can be no assurance that the Company will be able to compete effectively in the vehicle rental industry.

     The vehicle retailing industry in the United States is highly fragmented and competitive, and is in the early stages of consolidation. The Company believes that there is no used vehicle retailer currently operating a national chain of megastores. In addition to the Company, several other companies have announced plans to roll out national chains of used vehicle megastores over the next few years. In addition, several franchised new vehicle dealers, which have significant used vehicle operations, have recently conducted initial public offerings of their securities, with proceeds targeted to be used for acquisitions of other dealers. Some of these competitors in the new and used vehicle retailing industry have significantly greater financial and operational resources and more established market positions than the Company. There can be no assurance that the Company will be able to compete effectively in the new or used vehicle retailing industry or related automotive businesses.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of December 12, 1996 and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. All of the

43,336,850 Shares offered are issued and outstanding as of the date of this Prospectus. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has any material relationship with the Company except as set forth in the footnotes to the following table.

                                                                       SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                           OWNED PRIOR          FOR THE SELLING
                         SELLING STOCKHOLDER                             TO THE OFFERING     STOCKHOLDER'S ACCOUNT
---------------------------------------------------------------------  -------------------   ---------------------
110 Group Trust Dated
   December 28, 1995
   C/o S. Jacqueline Egan, Trustee                                                74                      74
Badi and Judith Abbo                                                          10,538                  10,538
Ghania Abo                                                                     7,526                   7,526
Eddi and Aziz Aboona                                                           6,615                   6,615
Ghanim and Batoul Abro                                                         4,811                   4,811
Imad Abro                                                                      4,811                   4,811
Joseph Achenbaum                                                               6,013                   6,013
Ghader Agoubi                                                                  2,405                   2,405
Ajj Investment Group                                                           5,051                   5,051
Ramzi and Salma Ajo                                                           13,540                  13,540
Faiq or Salwa Aljabi                                                          18,818                  18,818
The Al-Naimi Investment Partnership                                            7,216                   7,216
Joseph Amato                                                                  29,643                  29,643
American Diversified Enterprises, Inc. Portfolio                              50,000                  50,000
   Managed Acct. C-1
Duff and Ericka Anderson                                                       4,811                   4,811
Emile Anton                                                                    1,043                   1,043
Rabah Arabo                                                                   12,749                  12,749
Christopher Arsement                                                             161                     161
Susan Askar                                                                    2,405                   2,405
Najib Atisha                                                                   7,526                   7,526
Richard Atto                                                                   1,513                   1,513
Fred Atto                                                                     11,290                  11,290
Richard and Delores Atto                                                      11,290                  11,290
Auer & Co.                                                                    27,900                  27,900
Najib Ayair                                                                    4,811                   4,811
Zuhair Ayar                                                                   22,582                  22,582
Ralph Ayar                                                                     7,526                   7,526
Mansour Ayar                                                                   4,811                   4,811
James Babcock                                                                 14,433                  14,433
Ayoub Bakal                                                                   16,338                  16,338
Eddie Bakal                                                                   16,338                  16,338
Mike Bakal                                                                    19,674                  19,674
Walid Barash                                                                   4,811                   4,811
Jeffrey Barr                                                                  27,082                  27,082
Frederick Baxter                                                               6,963                   6,963
Alan S. Bernikow                                                               1,718                   1,718
Manning Billeaud, II                                                           2,204                   2,204
Basim and Rabab Binno                                                        108,181                 108,181
Basam Binno                                                                    4,034                   4,034
Rabab Binno                                                                    2,655                   2,655
Raymond S. Blanco                                                                161                     161


---------------

Bonam & Najor Associates                                                           7,526                        7,526
Donnie Bordelon                                                                      337                          337
Boston College End. Plan                                                           5,000                        5,000
Charles E. Bowen(1)(2)                                                           607,498                        2,778
F. Coll Bowen III(1)(2)                                                          512,778                        2,778
Thomas Bowen(1)(2)                                                               498,333                        8,333
The Bradford Group                                                                 8,659                        8,659
C. Andrew Brickman                                                                29,367                       29,367
Charles A. Brickman                                                                3,784                        3,784
Charles A. Brickman, TTEE                                                         61,999                       61,999
Daniel Brickman                                                                   23,465                       23,465
J. Bradley Brickman                                                                8,876                        8,876
The Brickman Family Irrevocable Trust                                             24,055                       24,055
Allen Broussard(3)                                                                 1,175                        1,175
Valerie Bruinius, as Trustee of
   The Jamie A. Meyer Trust Dtd
   11/15/96, or Her Successors
   In Trust                                                                       12,500                       12,500
Valerie Bruinius, as Trustee of
   The Michelle M. Martin Trust Dtd
   11/15/96, or Her Successors
   In Trust                                                                        4,000                        4,000
Valerie Bruinius, as Trustee of
   The William E. Meyer, II Trust Dtd
   11/15/96, or Her Successors
   In Trust                                                                        4,000                        4,000
Valerie Bruinius, as Trustee of
   The Kathryn E. Meyer Trust Dtd
   11/15/96, or Her Successors
   In Trust                                                                        4,000                        4,000
Builder Investment Partners                                                        7,526                        7,526
CFP Trust                                                                          1,700                        1,700
Anthony Canonie IRA                                                               12,027                       12,027
Anthony Canonie                                                                   12,027                       12,027
Capital Research & Management,
   on behalf of The Growth Fund
   of America, Inc.                                                            1,650,000                      800,000
CarChoice, Inc.                                                                  429,439                      429,439
Bruce Carusi                                                                       9,622                        9,622
Central Laborers' PF/P                                                            18,600                       18,600
Gregory Christopher                                                               60,137                       60,137
CitiPerformance Portfolio, S.A.                                                  700,000                      700,000
City of Cincinnati Rtmt                                                           44,600                       44,600
Coastal Corp Pension Tr A                                                         45,800                       45,800
Henry Collins                                                                     12,027                       12,027
Common Fund Large Capitalization                                                  56,000                       56,000
Paul Courts                                                                        2,204                        2,204
Paul A. Coury(4)                                                               1,079,132                    1,079,132
Keith Cowherd and Margaret Cowherd
   Community Property(5)                                                         850,646                      850,646
Kevin Coyne                                                                       19,244                       19,244


Cramer Partners, L.P.                                                             50,000                       50,000
David Crane                                                                        7,216                        7,216
Felix A. Crawford(1)(6)                                                          267,746                       16,666
Cross Town Auto Partners                                                          15,054                       15,054
Marc Cummins                                                                       4,811                        4,811
Abdul K. And Emily M. Curioca                                                      2,405                        2,405
Curtis Properties, Inc.                                                           11,290                       11,290
Masoud Dabish                                                                      2,405                        2,405
Paul Daigle                                                                           57                           57
Dana Corp PIC Fund                                                               101,400                      101,400
Vincent Degiaimo                                                                   6,013                        6,013
Delaware Group Trend Fund, Inc.                                                1,033,180                      136,200
Delaware Group Premium Fund, Inc.
   For The Emerging Growth Series                                                 90,920                       13,800
Anthony Deluise                                                                    2,405                        2,405
Ghasan Denha                                                                      10,533                       10,533
Ghasan and Salwan Denha                                                            6,013                        6,013
Sam Denha                                                                         10,533                       10,533
Thomas and Virginia Denha                                                          9,622                        9,622
Gregory Dickson                                                                    1,783                        1,783
Steven Dietz                                                                       4,811                        4,811
Digital Equipment Corp.                                                           30,800                       30,800
John Drury                                                                       126,993                      126,993
Dan R. Duncan(1)(7)                                                              203,582                       10,000
Robert C. Duncan(1)(7)                                                            38,167                        6,667
EMS Consumers Power                                                               34,600                       34,600
Michael S. Egan(8)                                                                 8,218                        8,218
Michael S. Egan Living Trust
   Dated April 30, 1996                                                       16,686,549                   16,686,549
Michael S. Egan Grantor
   Retained Annuity Trust F/B/O
   Sarah Egan Mooney
   Dated April 30, 1996                                                          853,007                      853,007
Michael S. Egan Grantor
   Retained Annuity Trust F/B/O
   Eliza Shenners Egan
   Dated April 30, 1996                                                          853,007                      853,007
Michael S. Egan Grantor
   Retained Annuity Trust F/B/O
   Catherine Lewis Egan
   Dated April 30, 1996                                                          853,007                      853,007
Michael S. Egan Grantor
   Retained Annuity Trust F/B/O
   Teague Michael Thomas Egan
   Dated April 30, 1996                                                          853,007                      853,007



Michael S. Egan Grantor
   Retained Annuity Trust F/B/O
   Riley Martin Michael Egan
   Dated April 30, 1996                                                          853,007                    853,007
Elbridge Stuart Foundation                                                        33,300                     33,300
Emvest & Company                                                                   5,400                      5,400
Enron Corp Retirement Plan                                                         6,300                      6,300
Carl Epstein(3)                                                                    8,054                      8,054
Robert Falkenberg                                                                  9,622                      9,622
James Fantaci                                                                     12,027                     12,027
Ralph Faranso                                                                     31,271                     31,271
Trace Farnum                                                                       1,043                      1,043
George W. Fennell(1)(9)                                                        3,409,362                     19,660
George S. Fennell(1)(9)                                                           68,173                      4,173
Fireman Foundation/PIC                                                             4,000                      4,000
Paul and Phyllis Fireman Trust                                                    23,900                     23,900
Paul Fischer                                                                       2,405                      2,405
Marcus Fontenot                                                                    2,204                      2,204
Ford Motor Company Pension Plan                                                  160,000                    160,000
Fulcrum Associates, L.P.                                                          81,500                     81,500
Fulcrum Oversees Fund, Inc.                                                       18,500                     18,500
Robert Gagnard                                                                     4,827                      4,827
Giant Food Center, Inc.                                                           13,540                     13,540
Irwin Goldberg                                                                       859                        859
Goodfellows Club                                                                  12,027                     12,027
Sharon Greiff                                                                        214                        214
Group of Five Investments                                                         69,178                     69,178
Saad and Amer Hajjar                                                               2,405                      2,405
Jamil D. Hakim, Revocable Living Trust                                            15,054                     15,054
Hamilton College EDMT                                                             10,800                     10,800
Robert Harris                                                                      1,175                      1,175
N. Herrick Irrevocable Securities Trust,
   Howard Evan Herrick, Ttee                                                     170,000                    170,000
Chol Hong                                                                          4,811                      4,811
Mitchell and Francine Horowitz                                                    12,337                     12,337
David Howard                                                                       3,027                      3,027
David Howard, Esq.                                                                12,044                     12,044
IDS Life Managed Fund, Inc.                                                    1,694,915                  1,694,915
ITC of Farmington                                                                  9,622                      9,622
JSJ Corp. Employees Retirement Income Plan                                         3,500                      3,500
Durward W. Jackson II(10)                                                        130,484                    130,484
Hamilton James                                                                     4,811                      4,811
Manhal Jarbo and Talal Jarbo                                                       9,622                      9,622
Johnson & Higgins Ret.                                                             7,800                      7,800
Jeffrey June                                                                       1,836                      1,836
Jeffrey and Teresa June                                                            3,487                      3,487
Nashat and Jalila Kainaya                                                         17,424                     17,424
Fuad and Janet Karmo                                                               4,811                      4,811


Layth and Loya Kassab                                                              2,405                      2,405
Raad and Thaira Kathawa                                                            7,526                      7,526
Issam and Tikra Kejbou and Sami and Ikhlas Kejbou                                  9,622                      9,622
Kekst & Co. Profit Sharing Trust                                                   7,500                      7,500
William H. Kelly, Jr.(8)                                                         460,666                    460,666
Sabah Kenaya                                                                      24,440                     24,440
John G. Kennedy III                                                                7,526                      7,526
Donald R. Keough                                                                  50,000                     50,000
Mark Khemmoro                                                                      2,405                      2,405
Sabah Khemmoro                                                                     2,405                      2,405
Jeffrey A. Klein                                                                  10,596                     10,596
Jeffrey Klein                                                                    220,725                    220,725
KNA Associates                                                                     4,811                      4,811
Carolyn Knox(11)                                                                  60,170                     60,170
Merle Knox(11)                                                                    20,057                     20,057
Richard Koffey and Barbara Thrasher-Meyers                                         9,622                      9,622
Haitham Konja                                                                      4,811                      4,811
Louai Konja                                                                        4,811                      4,811
Tom Konja                                                                          4,811                      4,811
Mahsin and Gladis Kouza                                                           13,540                     13,540
Kroger Ret Income Plan                                                            24,200                     24,200
William Kunzweiler                                                                24,055                     24,055
Ms. Debra Laporte                                                                    908                        908
Lawrence Lavine                                                                   14,433                     14,433
Steven Lebow                                                                       9,932                      9,932
Mary B. Long Trustee                                                              12,027                     12,027
Matthew Low and Nancy Goodman                                                      6,022                      6,022
MFS Emerging Growth Fund                                                       4,000,000                  4,000,000
MFS Series Trust I-MFS Aggressive Growth Fund                                     15,000                     15,000
Habib and Jacquelyn Mamou                                                         24,055                     24,055
James M. Marceaux                                                                  3,021                      3,021
The Marceaux Family Trust
   Dtd 9/21/94 James M. Marceaux, Ttee                                             1,806                      1,806
Stephen Mardigian                                                                 19,865                     19,865
Mark Equity Partners, L.P.                                                         5,000                      5,000
Mark International Partners, L.P.                                                 25,000                     25,000
Mark Partners                                                                     20,000                     20,000
Salem T. Marougi, Trustee                                                         13,540                     13,540
Martin Industries, Inc. Plan                                                       5,300                      5,300
MAS Funds Mid-Cap Growth Portfolio                                               135,000                    135,000
Massachusetts Investors Growth Fund                                              500,000                    500,000
Massachusetts Mutual Life Insurance Company                                       75,000                     75,000
MassMutual Corporate Value Partners Limited                                       30,000                     30,000
MassMutual High Yield Partners LLC                                                45,000                     45,000
McCarter & English Pension Plan                                                    1,700                      1,700
Joseph I. McConnell(1)(2)                                                         17,088                      2,778
McGraw Hill Pension Plan                                                          22,300                     22,300
George Mckay                                                                      24,832                     24,832
Joseph Mckay                                                                      15,344                     15,344
Joseph and Suad Mckay                                                             29,232                     29,232
Yousif or Jamila Mckay                                                            21,910                     21,910
Ardith Mederrick                                                                   1,718                      1,718
Metropolitan Life Insurance Company                                            1,146,200                    240,000

Metropolitan Series Fund Inc.
   Aggressive Growth Portfolio                                                 2,872,000                     750,000
Dolores J. Meyer                                                                     440                         440
Edward Meyer(12)                                                                  21,929                      21,929
Edward Meyer Revocable Trust
   UAD 02/14/90                                                                  361,118                     361,118
Gale M. Meyer(12)                                                                 22,619                      22,619
William E. Meyer(12)                                                              22,179                      22,179
William E. Meyer Revocable Trust
   UAD 11/21/89                                                                  397,215                     397,215
Midwest Club                                                                      42,697                      42,697
Rehab Miri                                                                         1,202                       1,202
Mitchell Hutchins Asset Management, Inc.
   for Summit Investors                                                          160,000                     160,000
Ronald Monkman                                                                     7,526                       7,526
Donald Moorehead, Jr.                                                             52,962                      52,962
John Morlock                                                                       4,811                       4,811
Thomas Murphy                                                                     24,956                      24,956
Georgia Nadhir                                                                     4,516                       4,516
Faris Naimi                                                                        4,811                       4,811
John Najjar and Peter Najjar                                                       2,405                       2,405
Joseph Nadhir                                                                     15,054                      15,054
Waad Nadhir(13)                                                                  433,364                     433,364
Manuel and Magda Najjar                                                           11,290                      11,290
Frederick A. Najor Trust                                                          15,054                      15,054
National Steel Corp.                                                              48,800                      48,800
Walter R. Nelson 1994 Three Year Trust                                            12,027                      12,027
Walter and Margaret Nelson                                                         7,216                       7,216
William B. Nicholson                                                               2,405                       2,405
DLISC IRA FBO William B. Nicholson                                                 7,526                       7,526
Opulent Management Co. Inc.                                                       30,110                      30,110
J. Patrick O'Shaughnessy                                                           9,932                       9,932
PaineWebber Foundation                                                             4,500                       4,500
PaineWebber Growth Fund, a series
   of PaineWebber Olympus Fund                                                   560,000                     310,000
Palmetto Partners                                                                 12,027                      12,027
Trustee for John F. Patek                                                          2,405                       2,405
Lizann Phalen                                                                      8,876                       8,876
Pine Valley Group                                                                  8,178                       8,178
Pittway Corporation                                                               76,167                      76,167
Johnny Plumb                                                                         614                         614
Madison Pope                                                                         614                         614
Power Technologies Sharing Plan Equity Fund                                        8,500                       8,500
Productivity Fund II, L.P.                                                        54,185                      54,185
Mark Pytosh                                                                       27,342                      27,342
Michael Pytosh                                                                     9,932                       9,932


Zuher Qonja                                                                       10,324                     10,324
Jamal Qonja                                                                       12,730                     12,730
Anthony E. Rapp                                                                      687                        687
Raptor Global Fund L.P.                                                           95,800                     66,800
Raptor Global Fund Ltd.                                                          148,400                    148,400
Herald Ritch                                                                      99,329                     99,329
Wafie Roumayah, M.d.                                                              15,054                     15,054
Royal 400 Investments                                                             19,244                     19,244
Safeway Food Center, Inc.                                                         42,137                     42,137
Saint Dominic Health Services, Inc.                                                9,500                      9,500
SAK Partners                                                                      12,044                     12,044
Amir Samona                                                                        9,571                      9,571
Bashar Samona                                                                      9,571                      9,571
Farouk Samona                                                                     17,099                     17,099
Khairi Samona                                                                     17,099                     17,099
Mazin Samona                                                                       2,405                      2,405
Mukhles Samona                                                                    17,460                     17,460
Tom Samona                                                                         9,451                      9,451
Donald Sanders                                                                    60,199                     60,199
San Diego County Employees Retirement                                             13,000                     13,000
Thamer Sandiha                                                                    15,054                     15,054
Louis Sands, IV(5)                                                               212,662                    212,662
Maher Sarafa                                                                       3,890                      3,890
George Sarumian(14)                                                              245,493                    245,493
Nina Sarumian Tr
   U/A/D 10/19/90
   The Sarumian Family Trust                                                     122,746                    122,746
Mona Sawa                                                                          2,405                      2,405
Yousif and Mona Sawa                                                              17,009                     17,009
Dwight C. Schaubach(1)(15)                                                     1,395,578                     16,666
John A. Schneider                                                                 50,000                     50,000
John L. Scicluna                                                                   5,134                      5,134
Bobbie Searcy                                                                      1,043                      1,043
Seawaters NV                                                                       3,500                      3,500
Robert B. Sellers Trust                                                           52,692                     52,692
Faraj and Habiba Sesi                                                              3,762                      3,762
Joseph Sevany                                                                      9,932                      9,932
Shaikha Bint Suroor Al Dhaheri                                                     1,000                      1,000
Jalal Shallal                                                                      3,784                      3,784
Jalal and Nawal Shallal                                                          175,210                    175,210
Janette Shallal                                                                    2,405                      2,405
Joseph and Lillian Shallal                                                        22,213                     22,213
Shammami Investments                                                               6,022                      6,022


Theodore and Bonnie Shapiro                                                          644                        644
Aniss Shayota                                                                      4,329                      4,329
Robert N. Shepard(1)(9)                                                          225,870                      9,500
Frankie Shouneyia                                                                  7,457                      7,457
Oraha and Najiba Shouneyia                                                         7,526                      7,526
Ronald Shunia                                                                     10,698                     10,698
Blaine Siegel                                                                        344                        344
Elaine Siegel                                                                      1,375                      1,375
Richard Siegel                                                                       344                        344
Franci Sitto                                                                       7,526                      7,526
Andrew J. Speyrer(3)                                                             238,057                    238,057
Allison J. Spiegel                                                                   344                        344
Rona J. Spiegel                                                                    1,375                      1,375
St. Luke's Foundation                                                              2,000                      2,000
St. Luke's Pension Plan                                                            4,000                      4,000
St. Luke's Self Insurance                                                          2,700                      2,700
State Street Research Growth Fund                                                430,900                     85,000
Stellar Trust                                                                    185,000                    185,000
Mark Sulam                                                                        41,826                     41,826
Summit International, Ltd.                                                        45,000                     45,000
David Sutherland-Yoest                                                            15,946                     15,946
Richard Sweetnam, Jr.                                                             30,403                     30,403
T & T Investments                                                                  4,811                      4,811
G. Jackson Tankersley, Jr.                                                         7,526                      7,526
Kyle Thibodeaux                                                                      161                        161
Robert Tincher and
   Mary Tincher, JTWROS(16)                                                      213,772                    213,772
Robert Tincher(16)                                                               200,000                    200,000
Mary Tincher(16)                                                                 200,000                    200,000
Karim and Norma Toma                                                               4,811                      4,811
Mark Tramonte                                                                         57                         57
Norman D. Tripp(8)                                                             1,151,638                  1,151,638
Tudor Arbitrage Partners, L.P.                                                    23,800                     17,200
Tudor BVI Futures, Ltd.                                                          323,000                    167,600
Valero Energy Pension Plan                                                         9,300                      9,300
Vanguard Horizon-Capital Opportunity Fund                                        182,570                     64,570
Vanguard/Morgan Growth Fund, Inc.                                                736,870                    137,670
Patricia Winters Waring(17)                                                       62,222                     62,222
William Hayne Waring(17)                                                          80,000                     80,000
William Hayne Waring, Jr.(17)                                                     35,556                     35,556
Williams Master Tr-A                                                              16,600                     16,600
Willis Coroon Corp.                                                               19,300                     19,300
Watran, L.L.C.                                                                    14,836                     14,836
Whittier Opportunity Fund I, LLC                                                  95,000                     70,000
Wittenberg University                                                              8,100                      8,100
Yarmouth Trust                                                                     1,600                      1,600
John and Carmen Yonan                                                             21,852                     21,852
John Zagara and Joseph Zagara                                                     19,970                     19,970
Amer and Thair Zeitouna                                                            2,405                      2,405

--------------
(1) Served as an officer and/or director of Eco Services of S.C., Inc. prior to the Company's acquisition of such company.

(2) Served as an officer and/or director of United Waste Service, Inc. prior to the Company's acquisition of such company.

(3) Served as an officer and/or director of Acadiana Alarm Systems, Inc. prior to the Company's acquisition of such company.

(4) Served as an officer and/or director of Rainbow Industries, Inc. prior to the Company's acquisition of such company.

(5) Served as an officer and/or director of Bell Dodge, Inc. prior to the Company's acquisition of such company.

(6) Served as an officer and/or director of Southland Environmental Services, Inc. prior to the Company's acquisition of such company.

(7) Served as an officer and/or director of J.C. Duncan & Co., Inc. and affiliates prior to the Company's acquisition of such companies.

(8) Served as an officer and/or director of Alamo Rent-A-Car, Inc. and affiliates prior to the Company's acquisition of such companies.

(9) Served as an officer and/or director of Fennell Container Company, Inc. and affiliates prior to the Company's acquisition of such companies.

(10) Served as an officer and/or director of Sunbelt Waste Services, Inc. prior to the Company's acquisition of such company.

(11) Served as an officer and/or director of Triple C Disposal Service, Inc. prior to the Company's acquisition of such company.

(12) Served as an officer and/or director of Meyer Waste Systems, Inc. and affiliate prior to the Company's acquisition of such companies.

(13) Served as an officer and/or director of CarChoice, Inc. prior to the Company's acquisition of such company.

(14) Served as an officer and/or director of A & G Disposal Service, Inc. prior to the Company's acquisition of such company.

(15) Served as an officer and/or director of Incendere, Inc. and affiliates prior to the Company's acquisition of such company.

(16) Served as an officer and/or director of Monarch Environmental, Inc. prior to the Company's acquisition of such company.

(17) Served as an officer and/or director of Suburban Disposal Service, Inc. prior to the Company's acquisition of such company.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

     The Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 500,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 232,466,603 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of November 30, 1996. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the shareholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own an aggregate of approximately 539,725 shares of Republic Common Stock as of the date hereof.

                                    EXPERTS

     The consolidated financial statements and schedule for the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of AutoNation as of December 31, 1995 and for the period from inception (September 12, 1995) to December 31, 1995, the consolidated financial statements of Addington and Continental as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the combined financial statements of HMC as of September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994 and incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Acquired Solid Waste Companies as of and for the year ended December 31, 1995 incorporated by reference in this Registration Statement have been audited by Munson, Cronick & Associates, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of Alamo Rent-A-Car, Inc. and Affiliates ("Alamo") as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of Guy Salmon USA, Ltd. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the financial statements of DKBERT Assoc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, have been included (incorporated by reference) herein, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The financial statements and schedule referred to above have been incorporated by reference herein in reliance upon authority of said firms as experts in accounting and auditing in giving said reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1995, specifically including the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, the Company's Current Reports on Form 8-K dated February 14, 1996, February 27, 1996 (as amended on Form 8-K/A dated February 27, 1996), March 29, 1996, May 8, 1996, May 9, 1996
(as amended on Form 8-K/A dated May 9, 1996), May 15, 1996, May 20, 1996, May 31, 1996, June 12, 1996, June 25, 1996, June 27, 1996, July 1, 1996 (as amended on Form 8-K/A dated July 1, 1996), July 15, 1996, September 30, 1996, November 7, 1996, November 8, 1996, and November 25, 1996 (as amended on Form 8-K/A dated November 25, 1996); (iii) the Company's Proxy Statement dated April 19, 1996 relating to the 1996 Annual Meeting of Stockholders held May 10, 1996; and (iv) the Company's Current Report on Form 8-K/A dated September 26, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO RICHARD L. HANDLEY, SECRETARY, REPUBLIC INDUSTRIES, INC., 450 EAST LAS OLAS BOULEVARD, SUITE 1200, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 713-5200.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.

 Securities and Exchange Commission Filing Fee . . . . . . . . . . . . . . . . . . . .    $420,236.12

 Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 10,000.00

 Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 25,000.00

 Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 10,000.00

 Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  1,000.00
                                                                                          -----------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $466,236.12
                                                                                          ===========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

        The Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer.

        Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

NUMBER     EXHIBIT DESCRIPTION
------     -------------------

 5.1* Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares.
23.1       Consent of Akerman, Senterfitt & Eidson, P.A. (included in
           Exhibit 5.1 above).
23.2*      Consent of Arthur Andersen LLP - Fort Lauderdale, Florida
23.3*      Consent of Arthur Andersen LLP - Louisville, Kentucky
23.4*      Consent of Arthur Andersen LLP - Chicago, Illinois
23.5*      Consent of KPMG Peat Marwick LLP
23.6*      Consent of Munson, Cronick & Associates


------------------------------
* FILED HEREWITH

ITEM 17. UNDERTAKINGS.

        (a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                  i)      To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act;

                                  ii)     To reflect in the prospectus any
                                  facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                                  iii)    To include any material information
                                  with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                 Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on December 17, 1996.

                           REPUBLIC INDUSTRIES, INC.

                           By:  /s/ H. Wayne Huizenga
                               -----------------------------
                               H. Wayne Huizenga
                               Chairman of the Board and
                               Co-Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on December 17, 1996.

               SIGNATURE                                 TITLE
               ---------                                 -----
 /s/ H. Wayne Huizenga                  Chairman of the Board and
 -------------------------------------  Co-Chief Executive Officer
 H. Wayne Huizenga                      (Principal Executive Officer)

 /s/ Steven R. Berrard                  Co-Chief Executive
--------------------------------------  Officer, President
 Steven R. Berrard                      and Director

 /s/ Michael S. Karsner                 Chief Financial Officer
--------------------------------------  and Senior Vice
 Michael S. Karsner                     President (Principal
                                        Financial Officer)
 /s/ Harris W. Hudson
 -------------------------------------  Vice Chairman and Director
 Harris W. Hudson

 /s/ Michael R. Carpenter
 -------------------------------------  Vice President and Controller
 Michael R. Carpenter                   (Principal Accounting Officer)

 /s/ Michael G. DeGroote                Vice Chairman of the Board
 -------------------------------------
 Michael G. DeGroote

 /s/ J.P. Bryan                         Director
 -------------------------------------
 J.P. Bryan

 /s/ Rick L. Burdick                    Director
 -------------------------------------
 Rick L. Burdick

 /s/ George D. Johnson, Jr.             Director
 -------------------------------------
 George D. Johnson, Jr.

 /s/ John J. Melk                       Director
 -------------------------------------
 John J. Melk

                                EXHIBIT INDEX


NUMBER            EXHIBIT DESCRIPTION
------            -------------------
 5.1*             Opinion of Akerman, Senterfitt & Eidson, P.A. as to the
                  validity of the Shares.
23.1              Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                  Exhibit 5.1 above).
23.2*             Consent of Arthur Andersen LLP - Fort Lauderdale, Florida
23.3*             Consent of Arthur Andersen LLP - Louisville, Kentucky
23.4*             Consent of Arthur Andersen LLP - Chicago, Illinois
23.5*             Consent of KPMG Peat Marwick LLP
23.6*             Consent of Munson, Cronick & Associates


------------------
* FILED HEREWITH